Exhibit 99.1

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Accuride Corporation Announces

Appointments to Board of Directors

Evansville, Ind. – April 11, 2006 – Today, Accuride Corporation (NYSE: ACW) announced the appointments of Donald T. Johnson, Jr. and Craig H. Muhlhauser to its Board of Directors. Johnson has also been appointed to the Board’s Audit Committee. The appointments are effective immediately.

“I am pleased to welcome Don and Craig to Accuride’s Board,” said Jamie Greene, Partner of Kohlberg Kravis Roberts & Co., (“KKR”) and Chairman of Accuride’s Board. “Their extensive global transportation knowledge and industry expertise will afford Accuride additional perspective while pursuing its strategic global growth initiatives.”

Johnson is currently President and CEO of Aftermarket Technology Corporation (“ATAC”), a leading remanufacturer of a wide range of automotive drivetrain products. Prior to joining ATAC, Johnson was Global Director, Parts, Supply and Logistics at Ford Motor Company. Johnson was an executive at Caterpillar, prior to joining Ford.

Muhlhauser is currently President and an Executive Vice President, Worldwide Sales and Business Development of Celestica Inc., a provider of electronics manufacturing services to

-more-

OEMs. Prior to joining Celestica, Muhlhauser served as Chief Executive Officer of Exide Technologies. Muhlhauser previously served as a Vice President at Ford Motor Company and President of Visteon Corporation.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation: All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here. These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the specific market for Company common stock, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.

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